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EXHIBIT 10 (a)

                            FOURTH AMENDMENT TO LEASE

        This Fourth Amendment to Lease ("Agreement") is dated for reference purposes only as of March 31, 2000, by and between Equus 213 1, LLC, a California limited liability company, ("Lessor") successor in interest to Carlsbad Research Center Number Six, ("Original Lessor"), and International Lottery & Totalizator Systems, Inc., a California corporation ("Lessee").

RECITALS

A. Original Lessor and Lessee entered into that certain Lease agreement dated June 26, 1992, (the "Lease"), whereby Lessee leased from Original Lessor the Premises known as 2131 Faraday Avenue, Carlsbad, CA 92008. The Lease was subsequently amended by the First Amendment to Lease, dated December 20, 1994, by the Second Amendment to Lease dated June 6, 1995, and by the Third Amendment to Lease dated August 19, 1999.

B. Among other things, the Third Amendment (i) required the Lessor to divide the building located at 2131 Faraday Avenue, Carlsbad, California (hereinafter "Building") into two or more separate premises, (ii) reduced the size of the original Premises, and (iii) extended the term of the Lease through June 30, 2005.

C.      Lessee now desires to further modify the Lease, as amended, to revise
        (i) the size of the Premises, (ii) the Rent, (iii) the security Deposit,
        (iv) the Term, and make further revisions as set forth herein.

NOW, THEREFORE, in consideration of the facts contained in the Recitals above, the mutual covenants and conditions below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to further amend the Lease as follows:

AGREEMENT

1. Premises and Project. The Premises, hereinafter also referred to as Suite 100, 2131 Faraday Avenue, Carlsbad, California, consists of approximately 24,791 rentable square feet, as shown on the attached Exhibit A (which replaces the previous Exhibit A). Lessee's pro-rata share ("Share") of the Building and Project Operating Expenses (as defined below) is 56.33 % (24,791 sq ft / 44,013 sq ft). The Project is hereby defined as the Building and the Common Areas (as defined below).

2. Term. The Term of the Lease is hereby extended through January 31, 2006 (the "Extended Term").

3. Rent. All monetary obligations of Lessee to Lessor under the terms of this Lease (except for the Security Deposit) are deemed to be rent ("Rent"). Each month during the term of the Lease, Lessee shall pay Base Rent to Lessor as follows:

        April 1, 2000     -      September 30, 2000    $24,791
        October 1, 2000   -      September 30, 2001    $25,535
        October 1, 2001   -      September 30, 2002    $26,301
        October 1, 2002   -      September 30, 2003    $27,090
        October 1, 2003   -      September 30, 2004    $27,902
        October 1, 2004   -      September 30, 2005    $28,740
        October 1, 2005   -      January 31, 2006      $29,602

4. Security Deposit. Notwithstanding a dispute between Lessor and Lessee regarding whether or not interest should have been added to Lessee's original Security Deposit (which would have increased the Original Security deposit from $28,668.12 to $45,000), Lessor and Lessee agree that Lessee's Security Deposit is currently $ 100,000. The Security Deposit shall not bear interest for the benefit of Lessee.



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5.      Project Operating Expenses. Project Operating Expenses are hereinafter defined as all costs and expenses associated with or in connection with the ownership, operation, management, maintenance and repair of the entire Building and Common Areas of the Project. Project Operating Expenses include (for illustration purposes only), but are not limited to, real property taxes and a property management fee in the amount of 3% of Lessor's monthly gross receipts from tenant(s) located at the Building. Project Operating Expenses that are specifically attributable to Lessee's Premises or to any other tenant's premises in the Building, shall be allocated entirely to Lessee's Premises or to any other tenant's premises, as applicable, in Lessor's reasonable discretion.

        During Lessee's occupancy of the Premises prior to March 31, 2000, Lessee occupied the entire Building and was responsible for paying all Project Operating Expenses. From and after April 1, 2000, Lessee is responsible for and shall reimburse Lessor for Lessee's Share of all Project Operating Expenses. On or before October 31, 2000, Lessor and Lessee agree to provide each other details of amounts that have been incurred and or paid relating to Project Operating Expenses for the period April 1, 2000, through October 31, 2000. Lessor shall equitably reconcile such amounts, and Lessor and Lessee agree to pay any amounts owed between the parties. After October 31, 2000, if either party identifies additional Project Operating Expenses that should have been included in the aforementioned reconciliation, such additional expenses must be communicated in writing to the other party no later than December 31, 2000, for a final reconciliation of amounts owing between the parties for the period prior to October 31, 2000.

        From and after April 1, 2000, Lessee shall not be required to directly obtain earthquake insurance. If Lessor is required by Lessor's lender to obtain earthquake insurance, such insurance shall be purchased by Lessor and Lessee shall reimburse to Lessor Lessee's pro rata share of the cost as part of Project Operating Expenses.

        From and after April 1, 2000, Lessor shall procure and maintain, subject to reimbursement by Lessee as part of Project Operating Expenses, a heating, ventilation and air conditioning system maintenance contract acceptable to Lessor in its reasonable discretion.

        Beginning November 1, 2000, Lessee's Share of Project Operating Expenses shall be payable by Lessee to Lessor within 10 days after a reasonably detailed statement of actual expenses is presented to Lessee. At Lessor's option, however, an amount may be estimated by Lessor from time to time of Lessee's Share of annual Project Operating Expenses, that shall be payable monthly during each 12 month period of the Lease term, on the same day as the Base Rent is due hereunder. Lessor's estimate shall be based on Project Operating Expenses incurred during the previous 12-month period, adjusted for inflation and other costs reasonably anticipated by Lessor. Lessor shall deliver to Lessee within 60 days after the expiration of each calendar year a reasonably detailed statement showing Lessee's Share of the actual Project Operating Expenses incurred during the preceding year. If Lessee's payments during the preceding year exceed Lessee's Share as indicated on such statement, Lessee shall be credited the amount of such over-payment against Lessee's Share of Project Operating Expenses next becoming due. If Lessee's payments during the preceding year were less than Lessee's Share as indicated on such statement, Lessee shall pay to Lessor the amount of the deficiency within 10 days after delivery by Lessor to Lessee of the statement.

6. Utilities. Lessee will be responsible for payment (direct to the applicable provider) of all utilities metered exclusively to Lessee's Premises. Lessee's Share of non-exclusively-metered utilities paid by Lessor shall be reimbursed to Lessor by Lessee as part of Project Operating Expenses. If Lessor determines, in its reasonable judgment, that Lessee is using more than its pro-rata share of non-exclusively metered utilities, or that Lessee is generating such a large volume of trash as to require an increase in the size of the dumpster and/or an increase in the number of times per month that the dumpster is emptied, then Lessee agrees to pay such increased costs.

7. Common Areas. The term "Common Areas" is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Project and interior utility raceways and installations within the Premises that are provided and designated by the Lessor from time to time for the general non-exclusive use of Lessor, Lessee and other tenants of the Project and their respective employees,



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        suppliers, shippers, customers, contractors and invitees, including without limitation parking areas, loading and unloading areas, trash areas, roadways, walkways, driveways and landscaped areas.

        Lessor grants to Lessee, for the benefit of Lessee and its employees, suppliers, shippers, contractors, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Lessor under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Project. Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas. Any such storage shall be permitted only by the prior written consent of Lessor or Lessor's designated agent, which consent may be revoked at any time. In the event that any unauthorized storage shall occur, then Lessor shall have the right, after giving Lessee five
        (5) days written notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Lessee, which cost shall be immediately payable upon demand by Lessor.

        Lessor or such other person(s) as Lessor may appoint shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend and enforce reasonable rules and regulations ("Rules and Regulations") for the management, safety, care, and cleanliness of the grounds, the parking and unloading of vehicles and the preservation of good order, as well as for the convenience of other occupants or tenants of the Building and the Project and their invitees. Lessee agrees to abide by and conform to all of the Building and the Project and their invitees Lessee agrees to abide by and conform to all such Rules and Regulations, and to cause its employees, suppliers, shippers, customers, contractors and invitees to so abide and conform. Lessor shall not be responsible to Lessee for the non-compliance with said Rules and Regulations by other tenants of the Project.

8. Construction. The parties hereby acknowledge and agree that, at Lessor's cost, Lessor has completed the dividing of the original Premises. All construction work required of Lessor has been performed in accordance with all applicable laws and governmental regulations and to Lessee's satisfaction. Lessor has no further obligation to Lessee in connection with the dividing of the original Premises.

        The parties hereby acknowledge and agree that Lessor has fulfilled its obligation to provide Lessee an Improvement Allowance in the amount of $67,590 for Lessee to make improvements to its new Premises. Lessee represents and warrants that all such improvements were constructed in accordance with all applicable laws and governmental regulations, in a professional and workmanlike manner, and that Lessee has obtained all necessary permits and required approvals. Lessor has no further obligation to Lessee in connection with Lessee's improvements within Lessee's Premises. Lessee is responsible and shall pay for the cost of all improvements within Lessee's Premises, and shall keep them free from all and any liens.

9. Parking. Lessee shall be entitled to use sixty nine (69) unreserved and reserved parking spaces (2.8 parking spaces per 1000 square feet of space leased) on those portions of the Common Areas designated from time to time by Lessor for parking. Lessee shall not use more parking spaces than said number. Said parking spaces shall be used for parking by vehicles no larger than full-size passenger automobiles or pick-up trucks, herein called "Permitted Size Vehicles." Lessor may regulate the loading and unloading of vehicles by adopting Rules and Regulations as provided above. No vehicles other than Permitted Size Vehicles may be parked in the Common Areas without the prior written permission of Lessor.

        Lessee shall not permit or allow any vehicles that belong to or are controlled by Lessee or Lessee's employees, suppliers, shippers, customers, contractors or invitees to be loaded, unloaded, or parked in areas other than those designated by Lessor for such activities. Lessee shall not service or store any vehicles in the Common Areas. If Lessee permits or allows any of the prohibited activities described herein, then Lessor shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Lessee, which cost shall be immediately payable upon demand by Lessor.



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10.     Further to Section 10 of the Third Amendment, the parties acknowledge and agree that Lessee has removed the generator and air compressor at the rear of the Building and has no need to and shall not reinstall similar equipment during the Term of the Lease.

11. By executing the Third Amendment To Lease, Lessee acknowledges and agrees that it did not exercise (i) its Option to Renew the original Premises (Section 54 of the Lease), (ii) its Right of First Refusal to lease any space located at 2195 Faraday Avenue (Section 57 of the Lease), and (iii) its First Right to Negotiate for the purchase of the entire building (Section 58), all of which thereby became null and void, and Lessee has no further rights in connection therewith.

12. Except as specifically modified herein, all other terms and conditions of the Lease (as amended) shall remain unchanged and in full force and effect. In the event of conflict between the terms of the Lease and this Fourth Amendment, the terms of this Fourth Amendment shall prevail.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

LESSOR                                       LESSEE
Equus 2131, LLC,                             International Lottery & Totalizator
a California limited liability company       Systems, Inc., a California corporation

By:  /s/ David R. Bourne                     By:  /s/ M. Mark Michalko
    ----------------------------------           -----------------------------------
Name:    David R. Bourne                     Name:    M. Mark Michalko

Its:  Manager                                Its:  President



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